EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Air Methods Corporation:

We consent to the incorporation by reference in the registration statements Form S-3 (No. 333-163467) and Form S-8 (Nos. 333-60825, 333-186688, 33-24980, 333-138771, and 333-168633) of Air Methods Corporation of our reports dated March 1, 2013 with respect to the consolidated balance sheets of Air Methods Corporation and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Air Methods Corporation.

Our report dated March 1, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states the Company acquired all of the outstanding common stock of Sundance Helicopters, Inc. and all of the aircraft owned by two affiliated entities of Sundance Helicopters, Inc. (collectively referred to as Sundance), during 2012, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, Sundance’s internal control over financial reporting associated with total assets of $53.5 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of the Company as of December 31, 2012 also excluded an evaluation of the internal control over financial reporting of Sundance.

/s/ KPMG LLP

Denver, Colorado
March 1, 2013